Financial Statements

                                Wellspring Resources LLC

                              Year ended June 30, 1997 and
                            Three months ended June 30, 1996
                           with Report of Independent Auditors

                                 Wellspring Resources LLC

                                  Financial Statements

                              Year ended June 30, 1997 and
                             Three Months ended June 30, 1996





                                        Contents

Report of Independent Auditors...............................................1

Audited Financial Statements

Balance Sheets...............................................................2
Statements of Operations.....................................................3
Statements of Changes in Partners' Equity....................................4
Statements of Cash Flows.....................................................5
Notes to Financial Statements................................................6

                       Report of Independent Auditors

Board of Directors
Wellspring Resources LLC

We have audited the accompanying balance sheets of Wellspring Resources LLC (the Company) as of June 30, 1997 and 1996, and the related statements of operations, and cash flows for the twelve and three month periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at June 30, 1997 and 1996, and the results of its operations and its cash flows for the twelve and three month periods then ended, in conformity with generally accepted accounting principles.

/S/ Ernst & Young LLP
---------------------
Ernst & Young LLP
Jacksonville, Florida
July 18, 1997

                                    Wellspring Resources LLC

                                         Balance Sheets

                                                                                             June 30
ASSETS                                                                              1997                1996
                                                                              ------------------ -------------------
Current assets:
   Cash and cash equivalents                                                      $  3,159,664       $  6,326,590
   Receivables from clients                                                          3,077,787                  -
  Receivable from affiliates, net                                                   11,009,153         11,248,157
  Deferred client implementation costs - current portion, net of
     accumulated amortization                                                        3,133,109                  -
   Other current assets                                                                135,595            143,048
                                                                              ------------------ -------------------
Total current assets                                                                20,515,308         17,717,795

Fixed assets, net of accumulated depreciation                                        9,883,020          6,001,699
Deferred software development costs, net of accumulated amortization
                                                                                    37,157,057         16,309,000
Deferred client implementation costs - non-current, net of accumulated
  amortization                                                                      10,595,776          3,794,883
Other intangible assets, net of accumulated amortization                               500,000            916,667
                                                                              ================== ===================
Total assets                                                                       $78,651,161        $44,740,044
                                                                              ================== ===================

Liabilities and partners' equity
Current liabilities:
   Accounts payable and accrued liabilities                                        $11,220,020       $  7,858,200
   Deferred revenue - current portion                                                1,699,124                  -
                                                                              ------------------ -------------------
Total current liabilities                                                           12,919,144          7,858,200

Non-current liabilities:
   Deferred revenue - non-current portion                                            6,961,094            235,000
   Accrued retirement benefits                                                         306,168                  -
                                                                              ------------------ -------------------
Total non-current liabilities                                                        7,267,262            235,000

   Commitments and contingent liabilities

                                                                              ------------------ -------------------
Total liabilities                                                                   20,186,406          8,093,200

Partners' equity
   Partners' contributions                                                          73,500,000         39,462,000
   Retained (deficit)                                                              (15,035,245)        (2,815,156)
                                                                              ------------------ -------------------
Total partners' equity                                                              58,464,755         36,646,844
                                                                              ------------------ -------------------
Total liabilities and partners' equity                                             $78,651,161        $44,740,044
                                                                              ================== ===================


SEE ACCOMPANYING NOTES.

                            Wellspring Resources LLC

                            Statements of Operations




                                                                                                   Three Months
                                                                                 Year ended            ended
                                                                                   June 30,           June 30,
                                                                                     1997               1996
                                                                              ------------------ -------------------
Client Fees                                                                        $45,088,170        $10,829,487

Operating costs:
   Salaries and benefits                                                            23,038,910          4,853,592
   Subcontracted services                                                           20,014,717          6,025,063
   Occupancy and communications                                                      5,908,028            879,377
   Office expense                                                                    3,862,196            914,145
   Depreciation                                                                      1,792,082            966,490
   Amortization                                                                      2,312,767             83,333
                                                                              ------------------ -------------------
Total operating costs                                                               56,928,700         13,722,000
                                                                              ------------------ -------------------

Loss from operations                                                               (11,840,530)        (2,892,513)

Non-operating  income (expense):
   Interest income                                                                     206,257             77,357
   Interest expense                                                                   (585,816)                 -
                                                                              ================== ===================
Net loss                                                                          $(12,220,089)       $(2,815,156)
                                                                              ================== ===================


SEE ACCOMPANYING NOTES.

                             Wellspring Resources LLC

                     Statements of Changes in Partners' Equity



                                                                                                       Total
                                                             Retained            Partners'           Partners'
                                                             (Deficit)         Contributions           Equity
                                                         ------------------ -------------------- -------------------
Balance at April 1, 1996                                 $              -   $                -   $               -

Net loss                                                       (2,815,156)                   -          (2,815,156)

Partners' contributions                                                 -           39,462,000          39,462,000
                                                         ------------------ -------------------- -------------------

Balance at June 30, 1996                                       (2,815,156)          39,462,000          36,646,844

Net loss                                                      (12,220,089)                   -         (12,220,089)

Partners' contributions                                                 -           34,038,000          34,038,000
                                                         ------------------ -------------------- -------------------

Balance at June 30, 1997                                 $    (15,035,245)         $73,500,000         $58,464,755
                                                         ================== ==================== ===================


SEE ACCOMPANYING NOTES.

                             Wellspring Resources LLC

                             Statements of Cash Flows


                                                                                                       Three Months
                                                                                                          ended
                                                                               Year ended June           June 30,
                                                                                     30,
                                                                                    1997                   1996
                                                                              ------------------    -------------------

Cash flows from operating activities
Net loss                                                                      $      (12,220,089)   $        (2,815,156)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation                                                                      1,792,082                966,490
     Amortization of software development costs, implementation costs and
       intangible assets                                                               2,312,767                 83,333
     Change in working capital                                                           836,659             (3,533,005)
                                                                              ------------------    -------------------
Net cash used in operating activities                                                 (7,278,581)            (5,298,338)

Cash flows from investing activities
Purchases of fixed assets                                                             (5,673,404)            (6,968,189)
Investment in software development                                                   (21,949,159)           (17,309,000)
Investment in client implementations                                                  (2,303,782)            (3,559,883)
                                                                              ------------------    -------------------
Net cash used in investing activities                                                (29,926,345)           (27,837,072)

Cash flows from financing activities
Capital contributions from affiliates                                                 34,038,000             39,462,000
                                                                              ------------------    -------------------
Net cash provided by financing activities                                             34,038,000             39,462,000
                                                                              ------------------    -------------------

Net (decrease) increase in cash and cash equivalents                                  (3,166,926)             6,326,590
Cash and cash equivalents at beginning of period                                       6,326,590                      -
                                                                              ==================    ===================
Cash and cash equivalents at end of period                                    $        3,159,664    $         6,326,590
                                                                              ==================    ===================


SEE ACCOMPANYING NOTES.
                                     -5-

                           Wellspring Resources LLC

                         Notes to Financial Statements

                                June 30, 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Wellspring Resources LLC (the Company) was formed on April 1, 1996 as a joint venture of Watson Wyatt Worldwide (Wyatt) and State Street Global Advisors (State Street) with equal ownership. The Company previously operated as a separate division of Wyatt under the name of Wyatt Preferred Choice (WPC). The Company operates principally as an employee benefits outsourcing firm with ranges of services including administration and processing of corporate savings plans, defined benefit and contribution plans, and health and welfare plans.

The Company was created with the Wyatt contribution of software development costs related to WPC, along with an equal contribution consisting of cash and certain fixed assets from State Street. The Company, from its inception, has focused on building and maintaining its own client base as well as servicing certain contractual relationships owned by Wyatt. The Company has leveraged the use of the contributed software technology to service its own client base which it continues to build.

The Company, operating as a limited liability partnership, is a pass-through entity which incurs no federal income taxes; however, it is obligated for payments of various state income taxes and ad valorem taxes which ultimately are passed to the joint venture partners.

ACCOUNTING PERIODS

The Company's two accounting periods referred to hereafter are the twelve months ended June 30, 1997 and the three months ended June 30, 1996.

USE OF ESTIMATES

Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for revenue, deferred software and development costs, depreciation and amortization, asset write-downs and employee benefit plans.

                             Wellspring Resources LLC

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Fees related to long-term contracts for administrative and recordkeeping services are recognized as income when earned based on terms of the contract.

CASH AND CASH EQUIVALENTS

The Company considers short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents.

RECEIVABLES FROM CLIENTS

Billed receivables from clients are presented at their billed amount less an allowance for doubtful accounts, if any. Unbilled receivables are stated at their estimated net realizable value. The Company has determined that none of its receivables were uncollectible as of June 30, 1997 and 1996. The total amount of unbilled receivables at June 30, 1997 was $792,262; there were no unbilled receivables at June 30, 1996.

DEFERRED SOFTWARE DEVELOPMENT COSTS

Deferred software development costs includes costs associated with products that are under development by the Company for use in providing services to current and future clients. Deferred software development costs includes certain systems development and enhancement costs, which are specifically identifiable and which will be associated with long-term contracts for outsourcing and recordkeeping services. Deferred software development costs will be amortized over the useful lives of the products.

The Company had invested $38,256,057 and $16,309,000 in deferred software development at June 30, 1997 and 1996, respectively. Accumulated amortization of deferred software development costs was $1,099,000 at June 30, 1997. There was no accumulated amortization at June 30, 1996.

The Company assesses the potential for impairment of its deferred software development assets based upon whether it is probable that undiscounted future cash flows will be less than the net book value of the deferred costs. At June 30, 1997 and 1996, management does not believe that any such impairment exists.

DEFERRED CLIENT IMPLEMENTATION COSTS AND REVENUES

The Company incurs costs associated with converting and/or creating employee databases which are required for providing services to its clients. Such pre-operational costs are deferred until the initiation of operations (on a client/service specific basis). Upon commencement of a service for a specific client all deferred implementation costs associated with such service are ratably amortized over the remaining life of the contract governing the specific client service.

The Company had invested $14,523,883 and $3,794,883 in deferred client implementation costs at June 30, 1997 and 1996, respectively. Accumulated amortization of deferred client implementation costs was $797,100 at June 30, 1997. There was no accumulated amortization at June 30, 1996.

The Company receives fee revenues from its clients for the implementation of contracts. The recognition of such fees is also deferred until the related contracts become operational. Deferred fee income was $8,660,218 and $235,000 at June 30, 1997 and 1996, respectively.

The Company assesses the potential for impairment of its deferred client implementation assets based upon whether it is probable that undiscounted future cash flows will be less than the net book value of the deferred costs. At June 30, 1997 and 1996, management does not believe that any such impairment exists.

OTHER INTANGIBLES

The Company's other intangibles include purchased employee benefit software packages from Wyatt. Accordingly, the $1,000,000 original cost of these packages had accumulated amortization of $500,000 and $83,333 as of June 30, 1997 and 1996, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of the Company's cash and cash equivalents, receivables from clients and accounts payable and accrued liabilities approximates fair value because of the short maturity and ready liquidity of those instruments.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of certain cash and cash equivalents, short-term investments and receivables from clients. The Company invests its excess cash in high credit quality financial institutions.

The Company has relatively few customers that make up its customer base. Concentrations of credit risk with respect to receivables from those clients are reduced due to the credit worthiness of the customer base.

2. FIXED ASSETS

Furniture, fixtures, equipment, and leasehold improvements are recorded at cost, and presented net of accumulated depreciation or amortization. Furniture, fixtures and equipment are depreciated using the straight-line method over lives ranging from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the assets' lives or underlying lease terms.

The components of fixed assets are:

                                                      June 30
                                              1997                1996
                                       ------------------   ------------------

Furniture, fixtures and equipment      $        8,942,315   $        6,813,836
Leasehold improvements                          3,699,278              154,353
                                       ------------------   ------------------
                                               12,641,593            6,968,189
Less accumulated depreciation and
     amortization                              (2,758,573)            (966,490)
                                       ==================   ==================
                                       $        9,883,020   $        6,001,699
                                       ==================   ==================

3. EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Company has a qualified defined benefit pension plan that is available to substantially all of its employees. This plan, formed on January 1, 1997, succeeds a defined benefit plan from Wyatt which covered employees that had previously been employees of the Company and WPC.

Pension benefits are based on a multi-variable formula which takes into consideration age, years of service, and average compensation levels with compensation increases projected at 5% and the benefit liability discounted currently at 7.5%. Employees are eligible for benefits upon retirement at age
65. As of June 30, 1997, the Company had no retirement benefits currently payable to eligible participants and accordingly, had no plan assets nor funding as of the end of this period. However, the accrued liability for the plan was $306,168 which was comprised of an accumulated benefit obligation of $259,919 and a vested benefit obligation of $46,249.

LONG TERM SAVINGS PLAN

Effective January 1, 1997, the Company sponsored a deferred savings plan set up as a 401(k). Under this plan, the Company matches up to 50% of employee contributions made subject to a maximum of 3% of their compensation. The Company incurred $325,976 in expenses for this plan during fiscal year 1997.

Contributions are limited to amounts that are currently deductible for tax purposes.

OTHER NONQUALIFIED PLANS

At June 30, 1997, the Company had established nonqualified plans including a salary deferral plan and a defined benefit plan. Effective upon retirement, benefits will be paid according to these plans which are otherwise subject to certain limitations imposed by the Internal Revenue Code.

No contributions were made during 1996, however, contributions of $61,996 for the salary deferral plan was made for 1997.

4. SELF INSURANCE RESERVES

The Company provides certain medical and dental benefits to its employees at no cost. These benefits had previously been provided by Wyatt up to December 31, 1996. Expense for the medical benefits and dental benefits provided were $1,494,506 and $377,603 for the periods ended June 30, 1997 and 1996, respectively. As the Company is self insured for these benefits up to a certain amount, reserve for claims development is estimated for reported and unreported claims and is reflected as a liability in the accompanying financial statements. The Company has specific case indemnification for individual losses that exceed $160,000 up to a $1,000,000 maximum. As of June 30, 1997, the liability for reported and unreported claims was estimated at $595,540.

5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of:

                                                       June 30
                                               1997                1996
                                         ----------------   -----------------
                                         ----------------   -----------------

Accounts payable and accrued
      liabilities                        $      7,433,988   $       6,734,251
Accrued salaries and bonuses                    2,363,636             413,016
Accrued vacation                                  826,856             710,933
Self insurance reserves                           595,540                   -
                                         ================   =================
Total accounts payable and accrued
      liabilities                        $     11,220,020   $       7,858,200
                                         ================   =================

6. Leases

The Company leases office space and various computer equipment under operating lease agreements with terms ranging from one to ten years. The rental expense was $4,849,248 and $341,007 for fiscal years 1997 and 1996, respectively. Future minimum lease payments for operating lease commitments are:


          Years ending June 30                         Lease Commitments
          --------------------                         -----------------

                    1998                               $       7,659,054
                    1999                                       8,845,669
                    2000                                       9,296,342
                    2001                                       9,071,949
                    2002                                       6,823,480
                    Thereafter                                30,002,877
                                                       =================
                                                       $      71,699,371
                                                       =================

7. RELATED PARTIES

The Company's Board of Managers is comprised of officers and management of both Wyatt and State Street as well as the Company's Chief Executive Officer who serves as its Chairman. Due to the spin-off of Wyatt's previous division, WPC, the Company was reliant on various Wyatt financial reporting processes through the end of fiscal year 1997. The Company was charged approximately $78,000 for these services during fiscal year 1997.

Capital contributed by Wyatt and State Street at June 30, 1997 and 1996 were $73,500,000 and $39,462,000, respectively. Of the $39,462,000 of capital contributed at June 30, 1996, $12,060,117 was receivable from State Street which is included in receivable from affiliates in the balance sheet. As of June 30, 1997, all of the capital contributed had been funded.

Under an agreement between the Company and Wyatt, the Company provides services to certain clients whose contracts were retained by Wyatt. The client service agreement provides (in part) that the Company may bill Wyatt for 100% of the costs associated with providing services to the retained clients. As of June 30, 1997, Wyatt owed the Company $11,009,153 for retained client services. Client fees and cost billed to Wyatt amounted to $40,313,000 and $10,829,000, respectively, in 1997 and 1996.

8. COMMITMENTS AND CONTINGENT LIABILITIES

The Company is currently negotiating settlement of a long standing dispute over the pricing of certain services from one of its major service providers. As of June 30, 1997, the Company has recognized its liability to the service provider to the extent of the Company's position in the negotiations. Should the dispute be settled in favor of the service provider, the Company could be exposed to as much as $2,200,000 in additional liability to the service provider. Of the $2,200,000, approximately $1,900,000 would be recoverable from Wyatt under the client services agreement.